DEFERRED FEE AGREEMENT

This Deferred Fee Agreement (this "Agreement") is made as of August 16, 2001, by and among American Tax Credit Trust, a Delaware statutory business trust (the "Trust"), Richman American Credit Corp., a Delaware corporation (the "Manager"), and ML Fund Administrators Inc., a Delaware corporation ("MLFA").

A. The Trust was formed pursuant to a Fourth Amended and Restated Trust Agreement dated as of September 1, 1993 (the "Trust Agreement"), which provides for the payment of certain fees to the Manager (the "Manager Fees").

B. The Trust, the General Partner, and MLFA entered into an arrangement (the "Arrangement") on or about September 1, 1993, for which no written agreement was executed, pursuant to which MLFA provided services similar to the services provided under the Administrative Services Agreement dated as of June 13, 1990 concerning American Tax Credit Properties III L.P., a Delaware limited partnership.

C. MLFA terminated the Arrangement as of November 23, 1999.

D. The Arrangement provided for the payment of certain fees to MLFA (the "MLFA Fees").

E. The parties wish to agree to a payment schedule for the Manager Fees and the MLFA Fees.

The parties agree as follows:

1. Amounts Accrued.

The Manager Fees which have accrued through March 31, 2001 and remained unpaid equal $407,981 in the aggregate (the "Accrued Manager Fees"). Manager Fees will continue to accrue as set forth in Schedule A hereto. The MLFA Fees which have accrued and remained unpaid equal $141,180 in the aggregate. No further MLFA Fees shall accrue.

2. Payment of Fees.

(a) Subject to the provisions of Section 3 and the terms of the Trust Agreement,

(i) The Trust will pay to the Manager, on or before March 15 of each calendar year 2002 through 2009, and within 10 days after the date hereof with respect to calendar year 2001, the amounts of the Manager Fees indicated on Schedule A opposite the captions "Admin./Mgmt. Fees to RAM" and "RAM Accrual Payment";

(ii) The Trust will pay the Manager the remaining amount of the Manager Fees as and when proceeds from sales of assets of the Trust become available, such payments to be pro rata with payments made under clause (b)(ii) below.

(b) Subject to the provisions of Section 3, the Trust will pay to MLFA, on or before March 15 of

(i) Each calendar year from 2001 through 2008, $16,000 of the MLFA Fees; and

(ii) Calendar year 2009, $12,400 of the MLFA Fees.

3. Conditions to Payment.

The payment schedule set forth in Section 2 is contingent upon the satisfaction of each of the following conditions as of each scheduled payment date:

(a) The income actually generated by the local partnerships has not been, and is not then projected to be, significantly less than is currently anticipated, as set forth on Schedule A;

(b) The expense of maintaining properties, including any advances in the form of loans made by the Trust or liabilities incurred on behalf of the Trust, has not been, and is not then projected to be, significantly greater than currently anticipated, as set forth on Schedule A;

(c) Other expenses of the Trust have not been, and are not then projected to be, significantly greater than currently anticipated, as set forth on Schedule A; and

(d) The reserve balances at the end of each year are not anticipated to be significantly less than as set forth on Schedule A.

If any of the foregoing conditions is not met as of the date of a scheduled payment, the Manager Fees payment, the MLFA Fees payment, and the fees payable to Paine Webber indicated on Schedule A opposite the captions "Admin./Mgmt. Fees to PW" and "PW Accrual Payment" (collectively, the "PW Fees") shall be reduced pro rata or deferred to the extent necessary, and the amount of the reduction or deferral shall be paid pro rata as soon as practical, consistent with the foregoing conditions. If, upon termination of the Trust, insufficient funds are available to pay the full amount of the then unpaid Manager Fees, MLFA Fees and PW Fees, the available funds shall be paid to the Manager, MLFA and PW pro rata.

4. Miscellaneous

This Agreement (i) shall be governed by and construed under the laws of the State of New York without reference to conflicts of laws provisions, (ii) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, (iii) may be amended and of any its terms may be waived only with the written consent of all the parties hereto, and (iv) constitutes the entire agreement among the parties with respect to the subject matter hereof.

American Tax Credit Trust
By: Richman American Credit Corp.
Its: Manager

By: [signature]
Its: Gina K. Dodge, Secretary

Richman American Credit Corp.

By: [signature]
Its: Gina K. Dodge, Secretary

ML Fund Administrators Inc.

By: [signature]
Its: **Joseph S. Valenti**
Vice President

ATCT Schedule of Reserve Uses and Fee Accruals

		2001	2002	2003	2004	2005	2006	2007	2008	2009
Reserve Balance		$ 2,000,000	$ 1,877,852	$ 1,812,039	$ 1,742,154	$ 1,667,947	$ 1,589,150	$ 1,505,479	$ 1,416,632	$ 1,322,290
Anticipated Income from LPs		5,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000
Interest Income		67,862	110,697	106,625	102,303	97,713	92,839	87,663	82,168	76,761
Admin./ Mgmt. Fees to RAM		(64,500)	(86,000)	(86,000)	(86,000)	(86,000)	(86,000)	(86,000)	(86,000)	(86,000)
Admin./ Mgmt. Fees to PW		(14,000)	(14,000)	(14,000)	(14,000)	(14,000)	(14,000)	(14,000)	(14,000)	(14,000)
Outflows To Properties		(25,000)	(25,000)	(25,000)	(25,000)	(25,000)	(25,000)	(25,000)	(25,000)	(25,000)
Fund Expenses		(30,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)
RAM Accrual Payment		(36,900)	(36,900)	(36,900)	(36,900)	(36,900)	(36,900)	(36,900)	(36,900)	(28,615)
PW Accrual Payment		(8,610)	(8,610)	(8,610)	(8,610)	(8,610)	(8,610)	(8,610)	(8,610)	(6,627)
ML Accrual Payment		(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(12,400)
Net		(122,148)	(65,813)	(69,885)	(74,207)	(78,797)	(83,671)	(88,847)	(94,342)	(85,881)
Year Ending Balance		1,877,852	1,812,039	1,742,154	1,667,947	1,589,150	1,505,479	1,416,632	1,322,290	1,236,409
ML Accrual Account										
Accrued		-	-	-	-	-	-	-	-	-
Paid		(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)	(12,400)
ML Accrual Balance	$ 140,400	$ 124,400	$ 108,400	$ 92,400	$ 76,400	$ 60,400	$ 44,400	$ 28,400	$ 12,400	$ -
RAM Accrual Account										
Accrued		123,931	165,241	165,241	165,241	165,241	165,241	165,241	165,241	165,241
Paid		(101,400)	(122,900)	(122,900)	(122,900)	(122,900)	(122,900)	(122,900)	(122,900)	(114,615)
RAM Accrual Balance	$ 407,981	$ 430,512	$ 472,853	$ 515,194	$ 557,535	$ 599,876	$ 642,217	$ 684,558	$ 726,899	$ 777,525
PW Accrual Account										
Accrued		20,175	26,900	26,900	26,900	26,900	26,900	26,900	26,900	26,900
Paid		(22,610)	(22,610)	(22,610)	(22,610)	(22,610)	(22,610)	(22,610)	(22,610)	(20,627)
RAM Accrual Balance	$ 89,271	$ 86,836	$ 91,126	$ 95,416	$ 99,706	$ 103,996	$ 108,286	$ 112,576	$ 116,866	$ 123,139